Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

BIT Mining Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary Shares, par value US$0.00005 per share(2)	Other	78,962,490 shares(3)	US$0.0311(4)	US$2,455,733.44	0.00014760	US$362.47
Total Offering Amounts					US$2,455,733.44		US$362.47
Total Fee Offsets							—
Net Fee Due							US$362.47

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement to which this exhibit 107 is a part includes an indeterminate number of additional Class A ordinary shares, par value US$0.00005 per share (the “Class A Ordinary Shares”) of BIT Mining Limited (the “Company” or “Registrant”), which may be offered and issued under the Registrant’s 2021 Share Incentive Plan (the “2021 Plan”) to prevent dilution from stock splits, stock dividends or similar transactions.

(2)	These Class A Ordinary Shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents one hundred (100) Class A Ordinary Shares. ADSs issuable upon deposit of the securities registered hereby have been registered under separate registration statements on Form F-6 (Registration No. 333-192259 and Registration No. 333-267548).

(3)	Represents additional Class A Ordinary Shares reserved for issuance under the 2021 Plan pursuant to the 2021 Plan’s evergreen provision.

(4)	Estimated in accordance with Rules 457(c) and (h) solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s ADSs as reported on the New York Stock Exchange on November 6, 2023 divided by one hundred (100), the then Ordinary Share-to-ADS ratio.